Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 18, 2024 with respect to the Common Stock, par value $0.0001 per share, of LuxUrban Hotels Inc., a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 18, 2024

DPG 2022 Irrevocable IG Trust
By: IconTrust, LLC, Trustee
By:	/s/ Brian Simmons
	Name:	Brian Simmons
	Title:	Trust Officer

IconTrust, LLC, Trustee
By:	/s/ Brian Simmons
	Name:	Brian Simmons
	Title:	Trust Officer